Exhibit 99.1

Verso Appoints Dr. James Verbrugge to Board of Directors

ATLANTA — (November 10, 2004) — Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced that Dr. James A. Verbrugge has joined its board of directors, effective November 9, 2004.

Dr. Verbrugge is Emeritus Professor of Finance in the Terry College of Business at the University of Georgia. His previous appointments include Chairman of the Department of Banking and Finance at Terry College, and visiting professor at the University of Virginia, where he held the Virginia Bankers Association Chair of Banking.

In addition to his academic career, Dr. Verbrugge has served on a number of public company boards, including companies involved in banking, internet banking software, textiles, health care, real estate, and decision support systems. He is currently a member of the board of directors of eResources Capital Group, Inc. and Crown Crafts, Inc. He will also become a director of Tri-S Security Corporation upon completion of its planned initial public offering. Dr. Verbrugge also serves on the boards of two private companies.

Dr. Verbrugge received his Ph.D. and M.A. from the University of Kentucky and his A.B. from Calvin College.

“Dr. Verbrugge brings our board a wealth of experience in finance, corporate governance, and technology and growth company management,” commented Steve Odom, Verso’s Chairman and Chief Executive Officer. “We look forward to the contributions he will make to Verso as we drive our revenue growth and focus our business.”

About Verso Technologies

Verso is a leading provider of next generation communication solutions for carriers and enterprises that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call (678) 589-3500.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact:

Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
(678) 589-3579
Monish.Bahl@verso.com